UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report: July 17, 2014

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

CafePress, Inc. (the “Company”) leases certain space located at 6901 Riverport Drive, Louisville, Kentucky 40258 for its corporate headquarters under a lease agreement by and between the Company and Riverport Group, LLC, dated May 3, 2005, as amended by that certain Amendment and Modification of Lease dated June 18, 2007 and that certain Second Amendment and Modification of Lease dated August 1, 2012 (as so amended, the “Lease”). In April 2014, the Lease was assigned by Riverport Group, LLC to 6901, LLC (the “Landlord”), effective February 10, 2006. Pursuant to the Lease, the Company leases a total of approximately 331,165 square feet of rentable space (the “Premises”), including 184,813 square feet designated as the Second Expansion Space. The term of the Lease as it pertains to the Second Expansion Space is set to expire July 31, 2014.

On July 17, 2014, the Company, Riverport Group, LLC and the Landlord entered into a Third Amendment and Modification of Lease (the “Third Amendment”), pursuant to which the Lease for the Second Expansion Space has been extended for an additional seven years, through July 31, 2021, with a total yearly lease payment which ranges from $762,970.80 to $870,561.00. Under the Third Amendment, the Company has the option to terminate the Lease for the Second Expansion Space beginning on July 31, 2018, subject to a termination fee which decreases every year until the end of the Lease period and which ranges from $429,736.00 to $1,512,679.00. Under the Third Amendment, the Company is required to secure the payment of the termination fee with an irrevocable letter of credit, naming the Landlord as the beneficiary.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, a copy of which is attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment and Modification of Lease by and among the Company, Riverport Group, LLC and 6901, LLC, dated July 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 18, 2014	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson
Chief Financial Officer